SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: October 20, 1999



               Exact Name of
Commission     Registrant         State or other    IRS Employer
File           as specified       Jurisdiction of   Identification
Number         in its charter     Incorporation     Number
-----------    --------------     ---------------   --------------

1-12609        PG&E Corporation   California        94-3234914

1-2348         Pacific Gas and    California        94-0742640
               Electric Company




Pacific Gas and Electric Company      PG&E Corporation
77 Beale Street, P.O. Box 770000      One Market, Spear Tower, Suite 2400
San Francisco, California  94177      San Francisco, California  94105

          (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company        PG&E Corporation
        (415) 973-7000                   (415) 267-7000

    (Registrant's telephone number, including area code)

Item 5.  Other Events

On October 19, 1999, an administrative law judge (ALJ) of the California Public Utilities Commission (CPUC) issued a proposed decision in Pacific Gas and Electric Company's 1999 General Rate Case
(GRC). (Pacific Gas and Electric Company (Utility) is the California utility subsidiary of PG&E Corporation.) The ALJ recommends an electric base revenue reduction of $43 million and a gas base revenue increase of $63 million from 1998 base revenues. The Utility has requested increases in electric and gas base revenues of $445 million and $377 million, respectively, over 1998 authorized revenues. The electric and gas base revenue changes, if approved, would be retroactive to January 1, 1999 as a result of the interim rate decision issued by the CPUC in December 1998.

The Utility intends to vigorously oppose the proposed decision because the Utility believes that the proposed decision, if adopted, would seriously jeopardize its ability to provide safe, reliable, and responsive natural gas and electric service at current levels. The Utility's comments to the proposed decision are due November 8, 1999.

The proposed decision is not a final decision by the CPUC, and is subject to change prior to a final vote of the CPUC. The earliest the CPUC could consider the ALJ's proposed decision is at its November 18, 1999, decision conference. The CPUC may act then, or it may postpone action until later.

In determining the amount of the proposed electric base revenue change, the ALJ excluded the electric base revenue increase for 1998 provided by the California electric industry restructuring legislation of approximately $241 million, in addition to other adjustments. The amounts recommended by the ALJ reflect the 1999 cost of capital decision issued by the CPUC on June 10, 1999 which reduced the Utility's return on equity to 10.6% from the 1998 authorized amount of 11.2%.

The Utility's GRC application also contained a proposal for an Attrition Rate Adjustment (ARA) to adjust revenues in 2000 and 2001 if a performance based ratemaking (PBR) mechanism is not adopted for 2000 or 2001. The CPUC has not issued a decision in the Utility's pending PBR application. Therefore, on October 1, the Utility filed a request for electric and gas distribution revenue increases in the 2000 ARA of $118 million and $23 million, respectively, based on the Utility's requested revenues in its 1999 GRC. The ALJ also has proposed to deny the Utility's proposal for any ARA increases for the years 2000 and 2001.

Any electric revenue change ultimately adopted by the CPUC would not affect customer electric rates because electric rates are frozen at current levels for all customers through a transition period ending no later than March 2002, as part of the California electric industry restructuring legislation. Under this frozen electric rate structure, the proposed decrease in electric base revenues would increase the amount of revenues available to recover transition costs (certain generation-related transition costs which prove to be uneconomic under the new competitive electric generation market).
The ALJ's proposed gas base revenue increase, if adopted, would increase gas customer rates retroactive to January 1, 1999.

If the ALJ's proposed decision were adopted by the CPUC without change, earnings for the nine month period ended September 30, 1999, adjusted to give retroactive effect to the final decision, would not be materially different than previously reported in the Corporation and the Utility's quarterly report on Form 10-Q for the quarter ended September 30, 1999. If the proposed decision were adopted it would cause 1999 earnings per share to fall materially short of previous financial analysts' expectations of $2.05 to $2.20 per share.

Cautionary Statement Regarding Forward-looking Statements

The discussion above contains forward-looking statements about the effect of the ALJ's proposed decision in the Utility's 1999 GRC, if adopted by the CPUC, on the Corporation's 1999 earnings. These statements are necessarily subject to various risks and uncertainties and actual results may differ materially from those currently expected or contemplated by management. The primary factor that will determine the outcome of the issues discussed above is the CPUC's final decision in the Utility's 1999 GRC.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY




                          By CHRISTOPHER P. JOHNS
                           ---------------------
                           CHRISTOPHER P. JOHNS
                           Vice President and Controller
                           (PG&E Corporation)
                           Vice President and Controller
                           (Pacific Gas and Electric Company)

Dated: October 20, 1999